EXHIBIT 10.49

FIRST AMENDMENT AND PARTIAL RESTATEMENT OF LEASE

THIS First Amendment and Partial Restatement of Lease (this “Amendment”) is entered into as of December 30, 2013 (the “Effective Date”), between LC MED PROPERTY TT, LLC, a Delaware limited liability company (“Landlord”), successor-in-interest to iStar CTL I, L.P. (“Original Landlord”), and MIRACA LIFE SCIENCES, INC., a Delaware corporation (“Tenant”), successor-in-interest to Caris Diagnostics, Inc. (“Original Tenant”).

RECITALS:

A. Original Landlord and Original Tenant entered into a certain lease agreement (the “Original Lease”) dated effective October 20, 2008 (the Original Lease and this Amendment are collectively referred to as the “Lease”) for 172,232 square feet of rentable area (the “Premises”), in the building known as Sierra at Las Colinas, Building I, located at 6655 N. MacArthur Boulevard, Irving, TX 75039 (the “Building”); and

B. Landlord and Tenant have agreed to amend and partially restate the Lease to among other things: (1) extend the term of the Lease; (2) restructure the Rent; (3) restructure the obligations of the parties with respect to maintenance, repair, replacement and services; and (4) otherwise modify the Lease, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, and provided that there is no uncured Event of Default under the Lease, the parties agree, and the Lease is amended and partially restated as follows:

AGREEMENTS:

1.
Definitions. All capitalized terms not otherwise defined herein have the meanings given them in the Original Lease. The terms “Expense Stop”, “Base Tax Year”, “Operating Costs” and “Controllable Operating Costs”, wherever they appear in the Lease, are of no further force or effect.
2.
Extension. The Term of the Lease Is extended for an additional forty-eight (48) months (the “Extended Term”) beyond the current Expiration Date of May 31, 2020, so that the Extended Term will expire May 31, 2024, upon the same terms and conditions as provided in the Lease. There are no other options to renew or extend. As used in the Lease, the term “Term” Includes both the original Term and the Extended Term.
3.
Boric Rent. The schedule of Basic Rent due under the Lease is modified commencing with the payment date of April 1, 2014 (the “Net Rent Effective Date”) as follows:

Lease Months	Annual Basic Rent Rate Per Rentable Square Foot	Annual Basic Rent	Monthly Basic Rent
04/01/14 - 03/31/15	$17.25	$2,971,002.00	$247,584.00
04/01/15 - 03/31/16	$17.60	$3,030,422.00	$252,535.00
04/01/16 - 03/31/17	$17.95	$3,091,030.00	$257,586.00

Lease Months	Annual Basic Rent Rate Per Rentable Square Foot	Annual Basic Rent	Monthly Basic Rent
04/01/17 - 03/31/18	$18.31	$3,152,851.00	$262,738.00
04/01/18 - 03/31/19	$18.67	$3,215,908.00	$267,992.00
04/01/19 - 03/31/20	$19.05	$3,280,226.00	$273,352.00
04/01/20 - 03/31/21	$19.43	$3,345,831.00	$278,819.00
04/01/21 - 03/31/22	$19.81	$3,412,747.00	$284,396.00
04/01/22 - 03/31/23	$20.21	$3,481,002.00	$290.084.00
04/01/23 - 03/31/24	$20.62	$3,550,662.00	$295,885.00
04/01/24 - 05/31/24	$21.03	$3,621,635.00	$301,803.00

4.
Rent. Section 4 of the Original Lease is amended and restated in its entirety to read as follows:

Payment. Tenant shall timely pay to Landlord Rent, without notice, demand, deduction or set off (except as otherwise expressly provided herein), by wire transfer at Landlord’s address provided for in the Lease or as otherwise specified by Landlord, accompanied by all applicable state and local sales or use taxes. The obligations of Tenant to pay Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Basic Rent adjusted as herein provided, shall be payable monthly in advance. Tenant shall pay Additional Rent at the same time and in the same manner as Basic Rent. Unless a shorter time period is specified in the Lease, all payments of miscellaneous Rent charges (that is, all Rent other than Basic Rent and Additional Rent shall be due and payable within 30 days after Landlord’s delivery to Tenant of an invoice therefor. Landlord and Tenant understand and agree that the Lease is a “net lease”; that is, it is the intent of the parties that any and all sums due hereunder, including Basic Rent, Insurance Costs, any items included as Additional Rent, and all other sums payable hereunder by Tenant are to be paid by Tenant without notice (except as specifically provided in the Lease) or demand, and, except where such costs are expressly and solely the obligation of Landlord, shall be net to Landlord, without set-off-counterclaim, abatement, suspension, deferment, diminution, deduction or defense. “Additional Rent” means any sums other than Basic Rent due and payable to Landlord under the Lease. The term “Net Rent Effective Date” means April 1, 2014.

5.
Premises. As a material part of the consideration for this Amendment, Tenant accepts the Premises in “AS IS”, “WITH ALL FAULTS” condition as of the Effective Date of this Amendment. Tenant acknowledges that it occupies the Premises and as such is fully aware of the current condition of the Premises, the Building and the Project and their suitability for Tenant’s use, and Tenant is not relying upon any representations or warranties of Landlord or Landlord’s agents, officers, directors, members, partners, or employees. Tenant specifically acknowledges that Landlord has made no representations or warranties whatsoever concerning the condition of any aspect of the Premises, the Building or the Project, or the present or future suitability for Tenant’s use, disclaims reliance on any such representations or warranties, and Tenant waives all implied warranties. From and after the Net Rent Effective Date, Landlord has no responsibility to make any alterations or improvements to the Premises, the Building, or the Project, except as expressly set forth in this Amendment.
6.
Landlord’s Obligations. Section 7 of the Original Lease is amended and restated in its entirety to read as follows:

Landlord’s Maintenance and Repair Obligations. From and after the Net Rent Effective Date. Landlord shall be obligated to maintain and repair (and replace, if necessary) the Building’s Structure only. Costs for maintenance and repair of the Building’s Structure, including replacement of sealants in the Building’s curtain walls, shall be reimbursed by Tenant within thirty (30) days of receipt of invoice. Costs for replacement of the Building’s structure (except sealants in the Building’s curtain walls) shall be paid by Landlord without reimbursement from Tenant. Landlord shall not be responsible (1) for any such work until Tenant delivers to Landlord written notice of the need therefor or (2) for alterations to the Building’s Structure required by Law because of Tenant’s use of the Premises (which alterations shall be performed by Tenant at Tenant’s cost). Landlord shall, in its commercially reasonable discretion, determine whether, and to the extent, repairs or replacements of the Building’s Structure are the appropriate remedial action. Landlord may elect, by written notice to Tenant, to cause Tenant to make such maintenance and repairs as Landlord and Tenant agree are necessary to the Building’s Structure, and in such event Tenant shall (or shall cause its Property Manager) to effectuate such maintenance and repairs in accordance with contracts, plans and specifications reasonably reviewed and approved in writing by Landlord. All other improvements, equipment, and other physical facilities in or serving the Premises, the Building or the Project are Tenant Repair items.

7.
Tenant’s Maintenance and Repair Obligations. Subsection 8(b) of the Original Lease is amended and restated in its entirety as follows:
(a)
Repairs: Maintenance. Tenant shall maintain the Premises in a clean, safe, and operable condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. Additionally, Tenant, at its sole expense, shall repair, replace and maintain in good condition and in accordance with all Laws and the equipment manufacturer’s suggested service programs, all portions of the Premises and the Building, including (i) the Building’s Systems, including the Building’s restrooms and mechanical rooms; (ii) Tenant’s Off-Premises Equipment; (iii) the HVAC system including components thereof; (iv) existing electrical equipment and distribution facilities; (v) an operative fire and life safety system with an addressable panel and full sprinklers as required by applicable Laws; (vi) freight and passenger elevators; (vii) Building windows, glass and plate glass, doors and office entries; (viii) curtain wall sealants; and (ix) the Project’s parking areas and other exterior areas of the Project, including driveways, alleys, landscape and grounds of the Project and utility lines serving the Project (collectively, “Tenant Repair Items”).
(b)
Standards. Tenant shall maintain the Tenant Repair items in a good condition, consistent with the operation of similar class office buildings in the market in which the Building is located, including maintenance, repair, and replacement of the exterior components of the Budding (including painting but excluding the Building’s Structure), landscaping sprinkler systems, and any items normally associated with the foregoing. Tenant shall make no repairs or replacements of exterior components of the Building without Landlord’s prior written approval.

Despite anything to the contrary contained in the Lease, if there is any dispute over whether, and to the extent, repairs or replacements are the appropriate remedial action, Landlord shall make such determination in its commercially reasonable discretion. “Good condition” means that the improvement, structure, equipment or other item is (i) continuously and property maintained in accordance with the manufacturer’s requirements or recommendations or, in the absence of any such requirements or recommendations, best commercial maintenance practices appropriate to the item; (ii) promptly repaired or (if necessary) replaced to preserve the intended function of the Item, any system of which it is a part, and any other item or system the proper function of which depends on the proper function of the item in question. Tenant’s obligation to keep Tenant Repair Items in good condition includes the obligation to make any repairs and replacements that are required as a result of use (normal or excessive), natural deterioration, breakage, failure, obsolescence, exposure to the elements, normal wear and tear, and any other cause, except that Tenant’s repair and restoration obligations upon a Casualty will be governed exclusively by Section 16 of the Lease, and upon a Taking will be governed exclusively by Section 14 of the Lease.
(c)
Maintenance, and Service Contracts. With respect to the following Building Systems: (i) the HVAC system, (ii) the Building’s passenger and freight elevators (the “Elevator System”), (iii) the fire sprinkler system, including fire alarm and/or smoke detection (the “Fire/Life Safety System”), (iv) landscaping and irrigation systems, and (v) asphalt, concrete and parking lot maintenance (collectively, the “Operations Systems”), Tenant shall enter into regularly scheduled preventive maintenance/service contracts for all Operations Systems, each in compliance with Landlord’s specifications and otherwise in form and substance and with a contractor reasonably acceptable to Landlord, and deliver copies thereof to Landlord, by the Net Rent Effective Date. Tenant shall keep such maintenance/service contracts in effect during the Term. At least 30 days before the end of the Term, Tenant shall deliver to Landlord a certificate from an engineer reasonably acceptable to Landlord certifying that the Operations Systems are then in good condition and working order. All maintenance and service contracts shall expire no later than the scheduled Expiration Date of the Lease, and shall be terminable early upon thirty (30) days’ written notice.
(d)
Amortized Costs: Landlord’s Right to Maintain.
(1)
The outstanding balance due for replacement of Building cooling towers is $226,752.88 (the “Outstanding Replacement Cost”) as of the December 1, 2013. Despite anything to the contrary in this Amendment, Tenant shall pay the Outstanding Replacement Cost as provided in Section 4(b)(2)(c) of the Original Lease, amortized without interest in equal monthly payments of Additional Rent in the amount of $2,519.48, until paid in full.
(2)
During the Term, Landlord shalt not be obligated to maintain or make any additional repairs or replacements of any nature or description except with respect to the Building’s Structure. Despite the foregoing, if Tenant fails, after reasonable notice, to maintain or to commence and thereafter to proceed with diligence to make any repair required of it pursuant to the terms of the Lease, Landlord, without being under any obligation to do so and without thereby waiving any default or Event of Default, may so maintain or make such repair and may charge Tenant for the cost thereof. Any expense reasonably incurred by Landlord in connection with the making of such repairs may be billed by Landlord to Tenant monthly, or immediately, at Landlord’s option, and shall be due and payable within thirty (30) days after the date of such billing, or at Landlord’s option, may be deducted from the Security Deposit. In addition, if Tenant at any time requests and Landlord agrees (without having any obligation to so agree) that Landlord be responsible for any portion of Tenant’s maintenance and repair obligations under the Lease. Landlord may so maintain or make such repair (and Tenant will not be deemed to be in default by reason of Landlord’s assumption of the obligation) and charge Tenant for the cost thereof, which shall be billed and paid as set forth in the immediately preceding sentence.
(e)
Excess Utility Use. Tenant shall not install any electrical equipment requiring special wiring or requiring power in excess of the capacity available to Tenant as of the date of that certain First Amendment and Partial Restatement of Lease unless approved in advance by Landlord, which approval shall not be unreasonably withheld. Tenant shall not install any electrical equipment requiring power in excess of the capacity available to Tenant as of date of that certain First Amendment and Partial Restatement of Lease unless approved in advance by Landlord, which approval may be withheld in Landlord’s sole discretion. The use of electricity In the Premises shall not exceed the capacity of existing feeders and risers to or wiring In the Premise. Any risers or wiring required to meet Tenant’s excess electrical requirements shall, upon receipt of written request by Tenant, be installed by Tenant at Tenant’s cost. If, in Landlord’s judgment, such risers or wiring are necessary and will not cause permanent damage to the Building or the Premises, cause or create a dangerous or hazardous condition, entail excessive or unreasonable alterations, repairs, or expenses. If Tenant uses machines or equipment in the Premises which affect the temperature otherwise maintained by the air conditioning system or otherwise overload any utility, Tenant shall install supplemental air conditioning units or other supplemental equipment in the Premises, at Tenant’s cost and expense, pursuant to plans and specifications reviewed and approved by Landlord.
(f)
Building Management. Tenant shall, at Tenant’s sole cost and expense, procure and maintain a contract with a competent, professional property management company to manage the operation and maintenance of the Building on behalf of Tenant (“Property Manager”). Landlord hereby approves Cassidy Turley as the initial Property Manager. Tenant shall provide a true and correct copy of its written contract with Property Manager, and any amendments thereto. Among other things, the contract with Property Manager shall require Property Manager to (a) carry insurance, including commercial general liability with Tenant and Landlord as Additional Insureds, professional liability and fidelity bond coverage, and to provide Landlord with certificates of insurance and original Additional Insureds endorsements; (b) provide Landlord with copies of all service and maintenance contracts entered into by Tenant or Property Manager with respect to the Premises, Building or Project, (c) provide Landlord with copies of the monthly reports provided to Tenant, and such additional information concerning the Premises, Building or Project as Landlord may from time to time request (d) provide Landlord with copies of any notices received from any governmental authority with respect to the Premises, Building or Project (e) provide an proposed annual budget, which Landlord must approve with respect to capital costs of any nature; (f) give Landlord prompt written notice of the need (or alleged need) for any maintenance, repairs, or replacements necessary to the Building’s Structure; (g) provide an annual operating plan for general operation of the Property; including any proposed improvements and changes to insurance; (h) provide copies of all Tax bills, evidence of protest of tax valuations and assessments, and evidence that Taxes have been paid before delinquency; and (i) permit Landlord to have access to Property Manager’s books of account for the Property, including supporting documentation, with reasonable prior notice. Any change of Property Manager shall require

Landlord’s prior written approval, which approval shall not be unreasonably withheld. Any property management contract shall expire no later than the scheduled Expiration Date of this Lease, and shall be terminable early upon no more than thirty (30) days’ written notice.
8.
Use. Section 9 of the Original Lease is modified so that, commencing on the Net Rent Effective Date, Tenant shall bear the risk of complying with the Disabilities Acts in the Premises and in the exterior areas of the Project.
9.
Insurance. Section 11(b) of the Original Lease is modified so that, commencing on the Net Rent Effective Date, the insurance to be maintained by Landlord (“Landlord’s Insurance”) may be a part of a blanket policy. The cost of any such Insurance. Including the allocable portion of the cost of any such blanket insurance policy or policies, shall be reasonably allocated to the Project and the other properties covered by such policy or policies as reasonably determined by Landlord, and shall be paid by Tenant on a monthly basis as Additional Rent. Landlord shall from time to time inform Tenant of the estimated annual cost of Landlord’s insurance allocable to the Project, and Tenant shall pay 1/12th of the estimated annual cost as identified by Landlord when it pays each monthly installment of Basic Rent. Landlord may re-estimate from time to time, and the parties shall adjust any overpayment or underpayment within thirty (30) days following receipt of re-estimate. Upon receipt of written request (but not more frequently than annually). Landlord will provide Tenant with a written statement of the cost of Landlord’s Insurance or allocable portion thereof and such substantiating information as Tenant may reasonably request.
10.
Real Property Taxes.
(a)
Tenant shall pay Taxes allocable to the Premises Building or Project during the Term of this Lease. All such payments shall be made at least thirty (30) days prior to the delinquency date of the applicable installment. Tenant shall promptly furnish Landlord with satisfactory evidence that such Taxes have been paid. If any Taxes to be paid by Tenant cover any portion of time prior to or after the expiration or earlier termination of the Term, Tenant’s share of such Taxes shall be equitably prorated to cover only the period of time within the tax year that this Lease is in effect. If Tenant fails to pay any Taxes, as required hereunder. Landlord has the right to pay the same, and Tenant shall reimburse Landlord therefor upon demand. “Taxes” means taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under a restrictive covenant or other private agreement) now or hereafter attributable to the Project (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income (as opposed to the “margin” tax on rents). Notwithstanding anything to the contrary herein, Taxes shall include the Texas margin tax and/or any other business tax imposed under Texas Tax Code Chapter 171 and/or any successor statutory provision. If the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax, or amendment to such existing tax, directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents or revenues for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof. Taxes shall include the costs of consultants retained in an effort to tower taxes and all costs Incurred in disputing any taxes or in seeking to lower the tax valuation of the Project.

For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project, and all rights to receive notices of re-appraisement as set forth in Sections 41.413 and 42.015 of the Texas Tax Code. Tenant shall engage a tax consultant each year, at its cost and expense, to determine whether it is in the best interest of Tenant and Landlord to contest Taxes for the year in question, and if such tax consultant determines that it is in the best Interest to contest Taxes. Landlord will authorize Tenant to contest Taxes for the year in question.
(b)
Landlord shall endeavor to cause the Dallas County Appraisal District to send notices of Taxes to Tenant, if Tenant receives such notices, it will promptly provide copies to Landlord. If notices regarding Taxes go to Landlord, Landlord will promptly provide copies to Tenant.
(c)
In order to insure payment when due and before delinquency of any or all Taxes. Landlord reserves the right, at Landlord’s option, to estimate the current Taxes applicable to the Premises, and to require such current year’s Taxes to be paid in advance to Landlord by Tenant, either (i) in a lump sum amount equal to the Taxes due, at least 20 days prior to the applicable delinquency dale, or (II) monthly in advance with the payment of Basic Rent. If Landlord elects to require payment monthly in advance, the payment shall be an equal monthly amount which, over the number of months remaining before the month in which Taxes would become delinquent, would provide sufficient funds to fully discharge before delinquency the Taxes to be paid. All such monies paid by Tenant to Landlord may be intermingled with other moneys of Landlord and shall not bear interest. If there is an uncured Event of Default under the Lease. Landlord may apply any balance of funds paid to Landlord under this paragraph as though such funds were an additional Security Deposit. If Landlord elects to require Taxes to be paid in advance to Landlord by Tenant, then Landlord shall be responsible for payment of Taxes to the applicable taxing authorities before they become delinquent, to the extent (but only to the extent) of Tenant’s payments to Landlord.
11.
Events of Default. Section 17(b) of the Original Lease is amended and restated as follows:

“(b) Abandonment. Tenant (1) abandons the Premises and such abandonment continues for 30 or more days following written notice from Landlord to Tenant: (2) vacates the Premises or more than 50% thereof: or (3) fails to continuously operate Its business within the Premises.”

12.
Utilities. Section 27(i) of the Original Lease is modified (1) by including changing the header to read “Electricity, Telephone, Fiber, and Other Utilities”; and (2) by deleting the first sentence of (i)(1) and inserting in its place: “Tenant shall, at its sole cost and expense, contract for and pay for all electricity, telephone and fiber, gas, sewer, heat, water and all other utilities pertaining to Tenant’s use of the Project, together with any taxes, penalties, surcharges, connection charges, maintenance charges and the like, and including making all applications therefor, obtaining any necessary meters and other related equipment, and paying all deposits and connection charges.”
13.
Allowance. In consideration of Tenant’s extension of the Term of the Lease and the modifications and restatements contained in this Amendment, Tenant is entitled to an allowance (the “Extension Allowance”) in the amount of One Million Two Hundred Thousand and No/100 Dollars ($1,200,000.00), to be paid by Landlord to Tenant by wire transfer of immediately available funds on or about the Net Rent Effective Date. Despite anything to the contrary in the Lease, if Landlord fails to pay all or any portion of the Extension Allowance when it is due, and the failure continues after 30 days’ written notice and time to cure, then, as Tenant’s sale and exclusive remedy for such failure. Tenant may offset the unpaid portion of the Extension Allowance against Basic Rent next coming due under the Lease until the Extension Allowance is paid in full.
14.
Deletions. Exhibits C (Tenant Finish-Work: Allowance) and G (Renewal Options) of the Original Lease are entirely deleted.
15.
Address for Notice. Landlord’s address for notice is:

LC Med Property TT, LLC
c/o RiverOak investment Corp., LLC
One Atlantic Street, Suite 703
Stamford, CT 06901
Attn: George Yerrall,

With required copy to:

The Family Office
c/o TFO USA Ltd.
555 Fifth Avenue, 6th Floor
New York, NY 10017

16.
Full Force and Effect. Except as modified and restated by this Amendment, all terms and conditions of the Lease shall remain in full force and effect and landlord and Tenant shall be bound thereby. Tenant hereby represents, warrants and agrees that: (a) there exists no breach, default or event of default by Landlord under the Lease, or any event or condition which, with notice or passage of time or both, would constitute a breach, default or event of default by Landlord under the Lease, (b) the Lease continues to be a legal, valid and binding agreement and obligation of Tenant, and (c) Tenant has no offset or defense to its performance or obligations under the Lease. Tenant hereby waives and releases all demands, charges, claims, accounts or causes of action of any nature against Landlord or Landlord’s employees or agents, Including without limitation, both known and unknown demands, charges, claims, accounts, and causes of action that have arisen out of or in connection with the Lease or Tenant’s occupancy of the Premises under the Lease.
17.
Broker. Tenant represents and warrants that it has not dealt with any broker in connection with the negotiation or execution of this Amendment. Tenant and Landlord each agree to indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

18.
Authority. Each party represents and warrants that it has due power and lawful authority to execute and deliver this Amendment and to perform its obligations under the Lease; and the Lease and this Amendment are the valid, binding and enforceable obligations of such party.
19.
Prohibited Persons and Transactions. Tenant represents and warrants to Landlord that neither Tenant nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Assets Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and will not Transfer the Lease to, contract with or otherwise engage in any dealings or transactions or be otherwise associated with such person or entities.
20.
Offer Not a Lease. This Amendment remains only an offer to Lease until it is fully executed by Tenant and Landlord.
21.
Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be effective as an original, and may be delivered by electronic PDF transmission, followed by the originals.

EXECUTED as of the Effective Date first written above.

LANDLORD:	TENANT:
LC MED PROPERTY TT, LLC a Delaware limited liability company	MIRACA LIFE SCIENCES, INC. a Delaware corporation
By:	By:
Name: Jon P. Hedley	Name: Frank Basile
Title: Authorized Signatory	Title: CEO
Date: 1-7-13	Date: 12-30-13

ACKNOWLEDGED AND AGREED

GUARANTOR:

CDX HOLDINGS, INC.

A Delaware corporation

By:
Name: Frank Basile
Title: CEO
Date: 12-30-13